UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 6
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
MYLAN LABORATORIES INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1211621

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1500 Corporate Drive Canonsburg, PA	15317

(Address of principal executive offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☐
Securities Act registration statement file number to which this form relates: 001-9114
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Share Purchase Rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of the Registrant’s Securities to be Registered.
     Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), entered into an Amendment No. 5 to Rights Agreement dated as of December 19, 2005 (the “Amendment”), amending the Rights Agreement dated as of August 22, 1996, as amended as of November 8, 1999, August 13, 2004, September 8, 2004 and December 2, 2004 (as so amended, the “Rights Agreement”), by and between the Company and the Rights Agent. Pursuant to Amendment No. 3 to the Rights Agreement, dated as of September 8, 2004, the threshold at which the Rights (as defined in the Rights Agreement) would become exercisable (the “Rights Threshold”) was temporarily changed to 10%, and pursuant to Amendment No. 4 to the Rights Agreement, dated as of December 2, 2004, the Rights Threshold would revert back to 15% at 12:01 a.m. (New York time) on January 1, 2006. The current Amendment causes the Rights Threshold to remain at 10% only with respect to any Person (as defined in the Rights Agreement) who, prior to the date of the Amendment, has received clearance under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, to acquire a dollar value of Common Shares (as defined in the Rights Agreement) of the Company, which value of Common Shares, if acquired, would otherwise permit acquisition of 10% or more of the Common Shares outstanding on the date of such acquisition. Once such clearance has expired, the Rights Threshold with respect to such Person will revert to 15%. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.
     A copy of the Amendment has been filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2005, and the Amendment is incorporated herein by reference.
     The information included under the caption entitled “Item 1. Description of the Registrant’s Securities to be Registered” in each of the following registration statements is incorporated herein by reference: (i) Form 8-A, filed with the Commission on September 3, 1996; (ii) Form 8-A/A, filed with the Commission on December 5, 1996; (iii) Form 8-A/A, filed with the Commission on March 31, 2000; (iv) Form 8-A/A, filed with the Commission on August 16, 2004; (v) Form 8-A/A, filed with the Commission on September 9, 2004; and (vi) Form 8-A/A, filed with the Commission on December 3, 2004.
Item 2. Exhibits.

No.	Description
1	Amendment No. 5 to Rights Agreement, dated as of December 19, 2005, by and between the registrant and American Stock Transfer & Trust Company, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant on December 19, 2005, and incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf of the undersigned, thereto duly authorized.

MYLAN LABORATORIES INC.
By:	/s/ Edward J. Borkowski
	Name:	Edward J. Borkowski
	Title:	Chief Financial Officer

Date: December 19, 2005